Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Citrix Systems, Inc. Amended and Restated 2014 Equity Incentive Plan of our reports dated February 16, 2018, with respect to the consolidated financial statements and schedule of Citrix Systems, Inc., and the effectiveness of internal control over financial reporting of Citrix Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boca Raton, Florida

February 16, 2018